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                                                                    EXHIBIT 12.1

                        HONEYWELL INC. AND SUBSIDIARIES
            COMBINED WITH PROPORTIONAL SHARES OF 50% OWNED COMPANIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

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                                                 SIX MONTHS
                                                 ENDED JUNE                  YEARS ENDED DECEMBER 31,
                                                  29, 1997     -----------------------------------------------------
                                                 (UNAUDITED)     1996       1995       1994       1993       1992
                                                -------------  ---------  ---------  ---------  ---------  ---------
Income before income taxes....................   $    263.76   $  610.20  $  505.50  $  369.70  $  478.50  $  634.70
Deduct:
  Equity income (loss)........................          8.45       13.30      13.60      10.50      17.80      15.80
                                                -------------  ---------  ---------  ---------  ---------  ---------
      Subtotal................................        255.31      596.90     491.90     359.20     460.70     618.90
Add (Deduct):
  Dividends from less than 50% owned
    companies.................................          0.13        2.16       2.58       2.37       2.10       1.54
  Proporational shares of income (loss) before
    income taxes of 50% owned companies.......          0.08        (.93)       .41      (2.83)       .30        .79
                                                -------------  ---------  ---------  ---------  ---------  ---------
Adjusted income...............................        255.52      598.13     494.89     358.74     463.10     621.23
                                                -------------  ---------  ---------  ---------  ---------  ---------
Fixed charges
  Interest on indebtedness:
    Honeywell Inc. and subsidiaries...........         49.84       76.81      79.66      72.89      65.46      87.54
    50% owned companies.......................       --              .05     --         --         --         --
                                                -------------  ---------  ---------  ---------  ---------  ---------
      Subtotal................................         49.84       76.86      79.66      72.89      65.46      87.54
Amortization of debt expense..................          0.66        4.55       3.66       2.61       2.54       2.36
Interest portion of rent expense..............         26.95       51.24      47.80      45.64      44.75      42.68
                                                -------------  ---------  ---------  ---------  ---------  ---------
      Total fixed charges.....................         77.45      132.65     131.12     121.14     112.75     132.58
                                                -------------  ---------  ---------  ---------  ---------  ---------
      Total available income..................   $    332.97   $  730.78  $  626.01  $  479.88  $  575.85  $  753.81
                                                -------------  ---------  ---------  ---------  ---------  ---------
                                                -------------  ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges............          4.30        5.51       4.77       3.96       5.11       5.69
                                                -------------  ---------  ---------  ---------  ---------  ---------
                                                -------------  ---------  ---------  ---------  ---------  ---------
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